Exhibit 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture (the “Supplemental Indenture”) dated as of June 30, 2009, is entered into by and among CompuCredit Corporation, a Georgia corporation (the “Company”), CompuCredit Holdings Corporation, a Georgia corporation (“Holdings”), and U.S. Bank National Association, as successor to Wachovia Bank, National Association, as Trustee (the “Trustee”) under the Indenture (the “Indenture”) dated as of November 23, 2005 between the Company and the Trustee.

RECITALS

WHEREAS, the Company has outstanding Securities issued pursuant to the Indenture.

WHEREAS, the Company, Holdings and CompuCredit Merger Sub, Inc., a Georgia corporation and an indirect, wholly owned subsidiary of the Company (“Merger Sub”), have executed and delivered an Agreement and Plan of Merger, dated as of June 2, 2009 pursuant to which (i) the Merger Sub will be merged with and into the Company, with the Company surviving the merger and (ii) the outstanding common stock of the Company will be converted into common stock of Holdings (the “Reorganization”).

WHEREAS, to effect the Reorganization, the Company has incorporated Holdings as a direct, wholly owned subsidiary, which in turn has incorporated Merger Sub.

WHEREAS, as a result of the Reorganization, Holdings will become a holding company and the Company will become a direct wholly owned subsidiary of Holdings.

WHEREAS, as a result of the Reorganization, Holdings will become a “successor Person” to the Company, under the terms of the Indenture.

WHEREAS, Holdings and the Company intend that Holdings will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if Holdings had been named as the Company in the Indenture, and, thereafter, the Company will be discharged and released from all obligations and covenants under the Indenture and the Securities.

NOW, THEREFORE, in consideration of the premises, the covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE I

Section 1.1 Capitalized Terms. Capitalized terms used but not defined herein are defined in the Indenture and are used herein with the meanings assigned to them therein.

Section 1.2 Securities. Holdings shall, effective as of the effective time of the Reorganization (the “Effective Time”), assume, and shall thereafter timely pay, perform, discharge and fully and unconditionally guarantee, each and every obligation of the Company under and with respect to those certain 5.875% Convertible Senior Notes due 2035 (the “Securities”) issued by the Company in an aggregate principal amount of $300,000,000 pursuant to the Indenture.

Section 1.3 Indenture. Pursuant to Article 5 of the Indenture, Holdings shall, effective as of the Effective Time, succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if Holdings had been named as the Company in the Indenture. Without limiting the foregoing, Holdings shall, effective as of the Effective Time, assume, and shall thereafter timely pay, perform, discharge and fully and unconditionally guarantee, each and every obligation of the Company under and with respect to the Indenture. From and after the Effective Time, the Company will be discharged and released from all obligations and covenants under the Indenture and the Securities, including but not limited to the obligation to pay, perform and discharge any indebtedness issued under the Indenture.

Section 1.4 Conversion of Securities. At the Effective Time, the Securities shall cease to be convertible into shares of the Company’s common stock and shall be convertible, under the same terms and conditions as were applicable to such Securities immediately prior to the Effective Time, into shares of Holdings no par value common stock.

Section 1.5 No Recourse Against Others. No past, present or future director, officer, employee, incorporator, shareholder of Company, as such, shall have any liability for any obligations of Holdings or Company under the Securities, the Indenture or this Supplemental Indenture or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting the Securities, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

ARTICLE II

Section 2.1 Effectiveness. Although this Indenture may be executed and delivered by the parties hereto prior to the Effective Time, the provisions hereof shall not become effective unless and until the Reorganization becomes effective and, under such circumstances, shall become effective concurrently with the Effective Time of the Reorganization. From and after the Effective Time, the Indenture, as hereby supplemented, amended and modified, shall remain in full force and effect.

Section 2.2 References. Each reference in the Indenture or this Supplemental Indenture to any article, section, term or provision of the Indenture shall mean and be deemed to refer to such article, section, term or provision of the Indenture, as modified by this Supplemental Indenture, except where the context otherwise indicates.

Section 2.3 Benefit. All the covenants, provisions, stipulations and agreements contained in this Supplemental Indenture are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns, and of the Holders and registered owners from time to time of the Securities as hereby amended and supplemented.

Section 2.4 Receipt by Trustee. In accordance with Article 5, Section 12.04 and Section 12.05 of the Indenture, the Trustee acknowledges that it has received an Officer’s Certificate and Opinion of Counsel stating that the Reorganization and the Supplemental Indenture comply with Article 5 of the Indenture and that all conditions precedent provided in the Indenture relating to the Reorganization have been satisfied.

Section 2.5 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to be a single instrument.

Section 2.6 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the state of New York without giving effect to the conflict of laws rules thereof.

Section 2.7 Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.8 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, legality or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company and Holdings.

Section 2.9 Separability. Each provision of this Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.10 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the undersigned have each caused this Supplemental Indenture to be executed in its corporate name by the officer whose name is provided below, all as of the day and year first above written.

COMPUCREDIT CORPORATION

By:	/s/ David G. Hanna
Name:	David G. Hanna
Title:	Chief Executive Officer

By:	/s/ Richard W. Gilbert
Name:	Richard W. Gilbert
Title:	Chief Operating Officer

COMPUCREDIT HOLDINGS CORPORATION

By:	/s/ David G. Hanna
Name:	David G. Hanna
Title:	Chief Executive Officer

By:	/s/ J.Paul Whitehead, III
Name:	J.Paul Whitehead, III
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Paul L. Henderson
Name:	Paul L. Henderson
Title:	Assistant Vice President

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